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                                                                    EXHIBIT 2.7


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                              AGREEMENT OF MERGER

                                 BY AND AMONG

                    METROCALL, INC., PPI ACQUISITION CORP.,

                             PARKWAY PAGING, INC.

                 CERTAIN SHAREHOLDERS OF PARKWAY PAGING, INC.

                                      AND

                                GEORGE W. BUSH




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                              AGREEMENT OF MERGER

     This AGREEMENT OF MERGER (this "Agreement") dated as of February 26, 1996, by and among METROCALL, INC., a Delaware corporation ("Metrocall"), PPI ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Metrocall (the "Purchaser"), PARKWAY PAGING, INC., a Texas corporation (the "Company"), the Shareholders executing this Agreement on the date of this Agreement (the "Executing Shareholders") and George W. Bush. It is intended that all the shareholders of the Company, which shareholders are identified on
Schedule 1 of this Agreement (the "Shareholders"), will agree in writing to be bound by the terms of this Agreement prior to the Closing Date (as defined below).

                             W I T N E S S E T H:

     The Company is engaged in the radio paging, long distance telephone and related equipment business. The Purchaser, the Company and the Shareholders wish to enter into an agreement for the merger (the "Merger") of the Company with and into the Purchaser in a transaction qualifying as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     Accordingly, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, Metrocall, the Purchaser, the Company and the Shareholders hereby agree as follows:

     1.   DEFINITIONS.

     As used herein, the following terms shall have the following meanings:

          1.1 Assignment Applications means the applications to be jointly prepared by the Company and the Purchaser and filed with the FCC requesting its written consent to the assignment or transfer of control of the Licenses from the Company to the Purchaser.

          1.2 Bona Fide Pager means a paging unit through which the Company's services are presently received in accordance with the Company's historical policy for disconnecting service, calculated in accordance with the example attached hereto as Schedule 1.2.

          1.3 Closing means the consummation of the Merger in accordance herewith, and the payment of the portion of the Purchase Price to be paid at the Closing.

          1.4 Closing Date means the date and time on which the Closing occurs.

          1.5 Company's Business means the radio paging, long distance telephone and related equipment businesses of the Company, the principal place of business of which is in Plano, Texas and at its branch offices, which are leased under the agreements set forth in Schedule 1.5, attached hereto.
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          1.6  DOJ means the United States Department of Justice.

          1.7  FCC means the Federal Communications Commission.

          1.8 Final Order means an action by the FCC asserting authority over this transaction granting its consent and approval to the assignment or transfer of control of License or the Merger that has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no action, request for stay, petition for review or rehearing, reconsideration or appeal is pending, and as to which the time for filing any request, petition, or appeal has expired and the time for agency action to set aside its consent on its own motion has expired.

          1.9  FTC means the Federal Trade Commission.

          1.10 Licenses means and includes with respect to the Company's Business all licenses, permits, franchises and authorizations issued by the FCC and/or other relevant government agencies (including pending applications for any of the foregoing), for the construction or operation of the Company's Business, including all renewals and extensions thereof and all additional licenses, permits, franchises, and authorizations obtained or applied for by the Company from the date of this Agreement to the Closing Date.

          1.11 Lien means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind.

          1.12 Material Adverse Effect or Material Adverse Change means any change or effect that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, liabilities, prospects or results of operations of the Company's Business or ownership or operation of the Company's Business by the Purchaser.

          1.13 Real Property means all assets of the Company consisting of interests in real property, including, without limitation, appurtenances, improvements, and fixtures located on such real property, leasehold interests therein and any other interests in real property.

          1.14 To the Company's Knowledge or words of similar effect with respect to a fact or matter shall mean the current, actual knowledge of George
W. Bush or Frederick L. Bush at the time when the representation and/or statement was made and shall not include constructive knowledge.

     2. REPRESENTATIONS AND WARRANTIES OF METROCALL AND THE PURCHASER. Metrocall and the Purchaser hereby jointly and severally represent and warrant to the Company and the Shareholders as follows:

          2.1 Metrocall Common Stock; Authorized and Issued Shares. The shares of Metrocall Common Stock to be issued or delivered by the Purchaser in connection with the Merger have been duly authorized for issuance and will, when issued and delivered as provided in this Agreement, be duly and validly issued, fully paid and non-assessable, and will be delivered to













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the Shareholders free and clear of all Liens.  The authorized capital stock of
Metrocall consists of 20,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. As of December 31, 1995, there were 14,626,255 shares of Common Stock issued and outstanding and there are no shares of Preferred Stock issued as of the date of this Agreement.

          2.2 Organization and Standing. Metrocall and the Purchaser are and will be at the Closing corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have full corporate power and authority to carry on their businesses as now being conducted and to own or hold under lease the properties or assets they now own or hold under lease.

          2.3 Authorization and Validity of Agreement. The execution and delivery of this Agreement and the other agreements, certificates and documents contemplated hereby or referred to herein by Metrocall and the Purchaser and the consummation of the Merger by the Purchaser have been duly authorized by all necessary corporate and shareholder action of Metrocall and the Purchaser. This Agreement has been duly executed and delivered by Metrocall and the Purchaser and (assuming the due authorization, execution and delivery hereof by the other parties hereto) is a legal, valid and binding obligation of Metrocall and the Purchaser, enforceable against Metrocall and the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws and subject to the limitations imposed by law or equitable principles affecting the availability of specific performance, injunctive relief and other equitable remedies.

     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS. The Company and each of the Shareholders hereby represent and warrant (with each Shareholder representing and warranting with respect to the Company and with respect to himself but not with respect to any other Shareholder) to Metrocall and the Purchaser as follows:

          3.1 Authorized and Issued Shares. The Company's entire authorized capital stock consists of ten million (10,000,000) shares of Common Stock, one dollar ($1.00) par value per share (the "Company Common Stock"), of which twenty-four thousand (24,398) shares are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. The Company Common Stock is owned in the amounts as set forth on Schedule 1 hereto and each of the Shareholders is the record and beneficial owner and holder of the number of shares of Company Common Stock as set forth by such Shareholders name on
Schedule 1, free and clear of all Liens. None of the Shareholders or the Company is a party to or bound by any options, calls, contracts, preemptive rights or commitments of any character relating to any issued or unissued capital stock, or any other equity security issued or to be issued by the Company, except for the preemptive rights set forth in the Company's Articles of Incorporation.

          3.2 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to carry on its businesses as it is now being conducted and to own










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or hold under lease the properties or assets it now owns or holds under lease and to perform the actions contemplated hereby. Complete and accurate copies of the current Articles of Incorporation, Bylaws, minute book and stock transfer book of the Company have been provided to the Purchaser, and such copies are complete and correct and in full force and effect on the date of this Agreement. The Company is duly qualified or otherwise authorized as foreign corporations to transact business and is in good standing in the jurisdictions set forth in Schedule 3.2, which are the only jurisdictions where the character of its properties or the nature of its activities make such qualifications necessary and in which the failure to so qualify or be authorized could have a Material Adverse Effect. Except as set forth in
Schedule 3.2, the Company does not file franchise, income or other tax returns in any jurisdiction other than the State of Texas based upon the ownership or use of property therein or the derivation of income therefrom. Except as set forth in Schedule 3.2, the Company does not own or have any direct or indirect equity interest in any other corporation, firm, partnership, joint venture enterprise or other business entity.

          3.3 Authorization and Validity of Agreement. The execution, delivery and performance by the Company and the Shareholders of this Agreement and the other agreements, certificates, documents, and instruments contemplated hereby or referred to herein and the consummation by them of the Merger have been duly authorized by all necessary action of the Company and the Shareholders. This Agreement has been duly executed and delivered by the Company and the Shareholders and, assuming the due authorization, execution, and delivery hereof by the Purchaser and Metrocall, is a legal, valid and binding obligation of each of the Company and the Shareholders, enforceable against each of them, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws and subject to the limitations imposed by law or equitable principles affecting the availability of specific performance, injunctive relief and other equitable remedies.

     4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. In addition to the representations and warranties set forth in Section 3, each of the Shareholders hereby represents and warrants (with each Shareholder representing and warranting with respect to the Company but not with respect to any other Shareholder) to Metrocall and the Purchaser as follows:

          4.1  Ownership of Company Common Stock.  Except as disclosed on
Schedule 4.1, each of the Shareholders will have at Closing good and marketable title to the number of issued and outstanding shares of Company Common Stock set forth opposite his or its name on Schedule 1 hereto, free and clear of any Liens. Except for the obligations set forth in this Agreement, such Shareholder is not a party to or bound by any options, calls, contracts, or commitments of any character relating to any issued or unissued stock or any other equity security issued or to be issued by the Company.

          4.2 Binding Effect. This Agreement is a valid and legally binding obligation of each Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws and subject to the limitations imposed by law or equitable principles affecting the availability of specific performance, injunctive relief and other equitable remedies.










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          4.3  Metrocall Stock.  It is understood that the shares of Metrocall
Common Stock to be delivered to the Shareholders pursuant to this Agreement are not being registered prior to Closing, for purposes of the transactions hereunder, under the Securities Act, and the shares are being delivered without registration in reliance upon an exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act"). Such Shareholder is acquiring Metrocall Common Stock hereunder only for such Shareholder's own account and not for the benefit or account of any other person or with a present intention of resale or distribution, and shall not sell or otherwise transfer such shares except when such sale or transfer is made in compliance with the Securities Act and all applicable state laws.

          In connection with the foregoing, each Executing Shareholder represents and warrants that:

               (a) such Shareholder has had the opportunity to or has reviewed, discussed and evaluated information delivered by Purchaser and Metrocall and has had the opportunity to ask questions of, and receive answers from, executive officers of Metrocall concerning the terms and conditions of this Agreement and to obtain any additional information which he or it considered relevant;

               (b) Such Shareholder understands that such Shareholder must bear the economic risks of the investment in Metrocall Common Stock to be made hereunder for an indefinite period of time because such stock has not been registered under the Securities Act prior to Closing and, therefore, may not be sold until such stock subsequently is registered under the Securities Act or an exemption from registration is available; and

               (c) Such Shareholder has sufficient knowledge and experience in financial and business matters to enable such Shareholder to be capable of evaluating the merits and the risks of the exchange of the Company Capital Stock for the Metrocall Common Stock contemplated by this Agreement and his or its prospective investment in Metrocall.

          4.4 Legends. It is understood and agreed that, to implement the requirements of the Securities Act, Metrocall will cause a legend to be conspicuously noted on the certificates representing Metrocall Common Stock deliverable hereunder, and that Metrocall will issue stop transfer instructions to its transfer agent, to the effect that such stock has not been registered under the Securities Act and that no transfer may take place except after such stock has been effectively registered for that purpose under the Securities Act or delivery of an opinion of counsel satisfactory to Metrocall to the effect that registration thereof for the purpose of transfer is not required under the Securities Act.

     5. COVENANTS OF METROCALL AND THE PURCHASER. Metrocall and the Purchaser covenant to the Company and the Shareholders that, except as otherwise consented to in writing by the Company after the date of this
Agreement:














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          5.1  Stock Reservation.  Between the date hereof and the Closing
Date, Metrocall will keep available and reserve a sufficient number of shares of its Common Stock for issuance and delivery to the Shareholders as contemplated in this Agreement.

          5.2 Cause Conditions to be Satisfied. Metrocall and the Purchaser will use their reasonable efforts and act in good faith to cause all of the conditions described in Section 9 of this Agreement to be satisfied.

          5.3 Hart-Scott-Rodino Filings. The Purchaser shall make all necessary filings and amendments under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), as may be required of the Purchaser, and the Purchaser shall cooperate with the Company and the Shareholders in connection with filings and amendments under HSR. The Purchaser agrees to pay the HSR filing fee.

          5.4 Disclosure. For the period from the execution and delivery of this Agreement up to and including the Closing Date, the Purchaser will inform the Shareholders and the Company promptly of anything that would make the representations, warranties and disclosures made herein untrue or misleading or which constitutes a breach of any covenant contained herein and provide copies of all documentations relevant thereto; provided, however, that, for purposes of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by the Shareholders and the Company and shall not affect the rights and remedies of the Shareholders or the Company hereunder that would exist notwithstanding such disclosure.

          5.5 Consents. Metrocall and the Purchaser agree to take all necessary corporate or other action and to use their reasonable efforts and act in good faith to obtain all consents and approvals required for consummation by Metrocall and Purchaser of the transactions contemplated by this Agreement.

     6. COVENANTS OF THE COMPANY AND THE SHAREHOLDERS. The Company and each of the Shareholders covenant to Metrocall and the Purchaser that, except as otherwise consented to in writing by Metrocall and the Purchaser after the date of this Agreement:

          6.1 Conduct of Business. After the date of this Agreement and on or prior to the Closing Date, with respect to the Company: (a) its business will be conducted only in the ordinary course consistent with past practice; (b) it will not enter into, adopt or amend any employee benefit plan, agreement or arrangement, enter into or amend any employment contracts, or increase the salaries or compensation of its officers or employees, except for increases in compensation (i) paid to employees other than executive officers of the Company in the ordinary course consistent with past practice or (ii) as disclosed in Schedule 6.1; (c) it shall not incur any liability for borrowed money other than advances in the ordinary course of business, or encumber any of its assets with other than Permitted Liens or liens associated with such advances in the ordinary course; (d) it will use its reasonable efforts to preserve its business organization intact, to keep available the service of its officers and key employees and to preserve the goodwill of










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suppliers, customers and others doing business with it; (e) it will not enter into any agreement for the purchase, sale or other disposition, or purchase, sell or dispose of, any material equipment, supplies, inventory, investments or other assets (other than sales and purchases in the ordinary course of business and in accordance with past practices); (f) no change shall be made in Company's charter or by-laws; (g) no change shall be made in the number of shares or terms of the Company's authorized, issued or outstanding capital stock, nor shall the Company enter into or grant any options, calls, contracts or commitments of any character relating to any issued or unissued capital stock; and (h) no dividend or other distribution or payment shall be declared or paid in respect of the Company's capital stock.

          6.2. Information. The Company will give to the Purchaser and to the Purchaser's officers, accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Closing Date, to all the properties, books, contracts, commitments and records of the Company. The Company will furnish to the Purchaser during such period all such information concerning the Company and its business and properties as the Purchaser may reasonably request.

          6.3 Consents. The Company and the Shareholders agree to take all necessary corporate or other similar action and to use their reasonable efforts and act in good faith to obtain all consents and approvals required for consummation by the Company and the Shareholders of the transactions contemplated by this Agreement, including without limitation the consents of those landlords under those leases set forth on Schedule 6.3, attached hereto.

          6.4 Cause Conditions to Be Satisfied. The Company and the Shareholders will use their reasonable efforts and act in good faith to cause all of the conditions described in Section 8 of this Agreement to be satisfied.

          6.5 Corporate Transactions. The Company will not seek affiliation with any entity other than the Purchaser and will not negotiate or entertain any offer with respect to the acquisition of part or all of the Company's stock or substantially all of the Company's assets, other than as may be required by law. The Company will not, nor will it authorize or knowingly permit any officer, director or employee to, or any investment banker, attorney, accountant or other representative retained by the Company to, solicit or encourage (including by way of furnishing information) any inquiries or the making of any proposal that is reasonably expected may lead to the acquisition of the Company's stock or substantially all of the Company's assets. The Company promptly will advise the Purchaser orally, followed by written confirmation, of any such inquiries or proposals.

          6.6 Hart-Scott-Rodino Filings. The Company and the Shareholders shall make all necessary filings and amendments under HSR as may be required of the Company and the Shareholders, and the Company and the Shareholders shall cooperate with the Purchaser in connection with filings and amendments under HSR.

          6.7 Consultation with Purchaser. To the extent permitted by applicable law, for the period from the execution and delivery of this Agreement up to and including the Closing Date, the Shareholders and the Company will consult with the Purchaser regarding all major









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business and operations decisions affecting the Company, acknowledge the interest of the Purchaser in the business operations and decisions of the Company, and give careful consideration to any suggestions the Purchaser may make with regard thereto. Notwithstanding the foregoing, the operation and conduct of the Company's Business shall be the sole responsibility, and in the complete discretion of the Company (subject to the obligations and commitments of the Company contained in this Agreement).

          6.8 Disclosure. For the period from the execution and delivery of this Agreement up to and including the Closing Date, the Company and the Shareholders will inform the Purchaser promptly after obtaining Knowledge thereof of anything that would make the representations, warranties and disclosures made herein untrue or misleading or which constitutes a breach of any covenant contained herein and provide copies of all documentation relevant thereto; provided, however, that, for purposes of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by the Purchaser and shall not affect the rights and remedies of the Purchaser hereunder that would exist notwithstanding such disclosure.

          6.9 Interim Financial Information. For the period from the execution and delivery of this Agreement up to and including the Closing Date, the Company and the Shareholders will provide the Purchaser with monthly financial statements and requested supporting materials with respect to the Company, prepared in accordance with the Financial Statements for the period ended December 31, 1995.

          6.10 Labor Matters and Employment Benefits. For the period from the execution and delivery of this Agreement up to and including the Closing Date, the Company and the Shareholders will not make any promises, representations or statements to any employees of the Company committing the Company (including its successors) to the continued employment of such employees or the amount or nature of any employee benefits to be provided to the employees of the Company following the Closing, and will reasonably cooperate with Purchaser in all matters respecting the employees of the Company.

          6.11 Continuity of Interest. The Shareholders shall by execution of this Agreement agree to hold as a group sufficient amounts of Metrocall Common Stock for sufficient duration to satisfy the continuity of shareholder interest requirements of Section 368(a) of the Code, Treasury Regulation
Section 1.368-1 and all applicable laws.

          6.12 Material Employee Terminations. Through the Closing Date, the Company shall notify the Purchaser in writing whenever an officer or department head of the Company (other than the officers who shall resign their respective offices as of the Closing Date) has provided bona fide written or oral notice of his intention to terminate his relationship with the Company.

          6.13 Vote in Favor of the Merger.  Each of Sharla A. Bush, Frederick
L. Bush and Ray D. Windle agrees to vote his or her shares of Company Stock (and any shares held by entities they control) in favor of the Merger.












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     7.   MERGER.  Subject to the terms and conditions set forth herein, on the Closing Date the Company shall be merged into Purchaser as described below.

          7.1 Merger; Surviving Corporation. In accordance with the applicable laws of Delaware and Texas, upon the effectiveness of the Merger the separate existence of the Company shall thereupon cease, and Purchaser, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware under the name of Parkway Paging, Inc. The Surviving Corporation shall possess all of the rights, privileges, immunities, powers, franchises and authority, whether of a public or of a private nature, and be subject to all restrictions, disabilities and duties of each of the constituent corporations, and all the rights, privileges, immunities, powers, franchises and authority of each of the constituent corporations, and all assets and property of every description, real, personal, and mixed, and every interest therein, wherever located, and all debts or other obligations belonging or due to either of the constituent corporations on whatever account, as well as stock subscriptions and all other choses in action or every other interest of or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers, franchises and authority, and all other interests, shall be thereafter as effectually the property of the Surviving Corporation as they were of the constituent corporations; but all rights of creditors and all Liens upon any property of either of the constituent corporations shall be preserved unimpaired, and the Surviving Corporation shall be liable for the obligations of each of the constituent corporations and any claim existing, or action or proceeding pending, by or against either of the constituent corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

          7.2 The Effective Date and Time. The Certificate of Merger shall be filed with and recorded by the Secretary of State of Texas and the Secretary of State of Delaware concurrently with the Closing, and the Merger shall be effective at midnight, local Dallas time, on the date of such filings.

          7.3 Certificate of Incorporation. On the Closing Date, the Certificate of Incorporation of Purchaser shall be amended by deleting existing "Article I" in its entirety and substituting in lieu thereof the following:

                                  "Article I

             The name of the corporation is Parkway Paging, Inc."

          7.4 Officers and Board of Directors. On the Closing Date, the directors of Purchaser shall remain the directors of the Surviving Corporation; such directors shall hold office until their successors have been duly elected in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Purchaser on the Closing Date shall remain the officers of the Surviving Corporation, to serve in accordance with the Bylaws thereof.












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          7.5  Purchase Price; Share Exchange

               (a) The purchase price to be paid by Purchaser (the "Purchase Price") for the Company Common Stock shall be equal to (i) Twenty-Eight Million and No/100 Dollars ($28,000,000.00) minus (ii) the excess of (A) all of the Company's current and long-term balance sheet liabilities (other than deferred revenues, but including, without limitation, (i) the fee payable to Daniels & Associates referred to in paragraph 16 of Schedule 10.1(a) hereto, and (ii) the payment in cash of five percent (5%) of the net proceeds of the Merger, as calculated by the Board of Directors of the Company, to certain employees of the Company) (except that where the payoff amount for a liability as of Closing differs from the balance sheet amount for such liability, the payoff amount shall be used) on the Closing Date, over (B) the sum of (1) all capital expenditures of the Company prior to the Closing Date which were requested or specifically agreed to in writing by Metrocall or the Purchaser, plus (2) the aggregate increase in cost of the inventory of the Company from the Financial Statements dated December 31, 1995, through the Closing Date, as such Purchase Price may be adjusted pursuant to this Section 7. The consideration representing the Purchase Price shall consist of cash and, if elected in writing by the Shareholders' Representative on or before the date which is three (3) business days after the date of a Final Order is obtained for all of the Licenses set forth on Part 2 of Attachment #4 to Schedule 10.1(a), attached hereto, Metrocall Common Stock; provided however, that at Closing the value of the Metrocall Common Stock transferred to all Shareholders at Closing in the event of such election shall equal no more than fifty-one percent (51%) of the Purchase Price.

               (b) Cash Portion of Purchase Price. The portion of the purchase price for the Company Common Stock payable in cash (the "Cash Consideration") shall consist of and be paid as follows:

                    (i) Deposit. Within five (5) business days after execution of this Agreement, the Purchaser shall pay to an escrow account the sum of One Million Dollars (the "Purchase Price Deposit"). The Purchase Price Deposit shall be held in escrow and paid to the Shareholders at Closing as provided in that certain escrow agreement (the "Deposit Escrow Agreement") substantially in the form of Exhibit A, attached hereto.

                    (ii) Indemnification Escrow. At the Closing, the Purchaser shall deposit into an indemnification escrow account the sum of One Million Dollars ($1,000,000) (the "Escrow Deposit"). The Escrow Deposit shall be held in escrow and disposed of as provided in that certain escrow agreement (the "Indemnification Escrow Agreement") substantially in the form of Exhibit B, attached hereto.

                    (iii) Remainder. At the Closing, the Purchaser shall pay to the Shareholders, pro rata in accordance with the percentages set forth on
Schedule 1, the remainder of the Cash Consideration (i.e., after reduction for the Earnest Money paid to the Shareholders pursuant to the Deposit Escrow Agreement and for the Escrow Deposit paid pursuant to Section 7.5(b)(ii)), subject to adjustment as otherwise provided herein.

               (c) Stock Portion of Purchase Price. In the event the Purchase Price shall be payable in part in Metrocall Common Stock (the "Stock Consideration"), the









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Shareholders shall be entitled to receive an aggregate number of shares of
Metrocall Common Stock determined, to the nearest whole share, by dividing (a) Nineteen and No/100 Dollars ($19.00), as adjusted to take into account any stock splits, consolidations, reclassifications, recapitalizations and similar events after the date hereof (the "Closing Sale Price") (i.e., the closing price for such shares on the NASDAQ-NMS, as reported by The Wall Street Journal, for the trading day February 23, 1996), into (b) the Purchase Price not represented by the Cash Consideration.

               (d) Fractional Shares. No fractional shares of Metrocall Common Stock will be issued in connection with the Merger. As a mechanical device for rounding fractional interests to whole shares, in any case where the calculation provided for in Section 7.5(e) or 7.6(b) indicates that any Shareholder would otherwise be entitled to delivery of a fractional share of Metrocall Common Stock, such Shareholder shall be entitled to receive a cash payment with respect to such fraction of a share to which such holder otherwise would be entitled. Such cash payment shall be equal to the product obtained by multiplying the fraction of a share to which the Shareholder thereof otherwise would be entitled by the Closing Sale Price and shall be paid at Closing.

               (e) Conversion of Company Common Stock. On the Closing Date, by virtue of the Merger and without any action on the part of the holders thereof:

                    (i) All of the shares of the Company Common Stock (as hereinafter defined) which are held by the Company as treasury shares shall be canceled;

                    (ii) Subject to the provisions of Section 7.5(d) hereof, all issued and then outstanding shares of the Company Common Stock shall be converted in the aggregate into (i) the right to receive cash in the amount of the Cash Consideration, and (ii) the right to receive shares of Metrocall Common Stock representing the Stock Consideration. Each issued and then outstanding share of the Company Common Stock shall be converted into the right to receive an amount of cash equal to the quotient of (x) the Cash Consideration divided by (y) the total number of such shares of the Company Common Stock outstanding on the Closing Date. Each issued and then outstanding share of Company Common Stock shall be entitled to receive a number of shares of Metrocall Common Stock equal to the quotient of (x) the Stock Consideration divided by (y) the total number of such shares of Company Common Stock outstanding on the Closing Date.

          7.6  Purchase Price True-Up.

               (a) Estimated Closing Liability Statement. An estimated statement of current and long term balance sheet liabilities (other than deferred revenues, but including, without limitation, (i) the fee payable to Daniels & Associates referred to in paragraph 16 of Schedule 10.1(a) hereto, and (ii) the payment of five percent (5%) of the net proceeds of the Merger (as calculated by the Board of Directors of the Company) to certain officers of the Company) (except that where the payoff amount for a liability as of Closing differs from the balance sheet amount for such liability, the payoff amount shall be used) (such liabilities of the Company being referred to herein as the "Relevant Liabilities") as of the Closing Date (the

"Estimated Closing Liability Statement") will be prepared in good faith by the Company in accordance with the Financial Statements for the period ended December 31, 1995. The Company will deliver the Estimated Closing Liability Statement to the Purchaser not more than five (5) nor less than two (2) days prior to the Closing Date. The Company will make available to the Purchaser and its representatives at reasonable times and upon reasonable notice the work papers used in preparing the Estimated Closing Liability Statement and any other information reasonably requested by the Purchaser to assist in its review and evaluation of those financial matters. The consideration paid on the Closing Date will be based upon the Company's Relevant Liabilities set forth in the Estimate Closing Liability Statement (the "Estimated Closing Date Liabilities").

               (b) Closing Liability Statement. Within sixty (60) days after the Closing Date, Hutton, Patterson & Co., accountants for the Company, shall, at Purchaser's expense, perform an audit of the Company's financial statements as of the Closing Date. In connection with such audit, Hutton, Patterson & Co. shall prepare a statement of the Company's Relevant Liabilities as of the Closing Date in accordance with the Financial Statements for the period ended December 31, 1995 (such statement to be prepared in cooperation with, and subject to the review and input of, Purchaser and the Shareholders). If based upon the Closing Liability Statement (defined below) the Company's Relevant Liabilities are less than the Estimated Closing Date Liabilities, the Stock Consideration shall be increased (and the appropriate number of shares of Metrocall Common Stock issued, based upon the Closing Sale Price) by an amount equal to One Dollar ($1.00) for each One Dollar ($1.00) by which Closing Date Liabilities are less than the Estimated Closing Date Liabilities. If the Closing Date Liabilities are greater than the Estimated Closing Date Liabilities, the Cash Consideration in an amount of such difference shall be repaid by the Shareholders to the Company. Any such payment or issuance of stock shall be made within five days following final determination of the Closing Liability Statement and shall be accompanied by accrued interest (compounded monthly) from the Closing Date to the date of payment at a rate equal to the Prime Rate. The term "Prime Rate" means the rate published in the "Money Rates" column of The Wall Street Journal as a guide to the Prime Rate, which is currently defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks. If a range is published, the highest rate shall be the Prime Rate. The Prime Rate will increase or decrease each time and as of the date the Prime Rate changes. Because the Purchase Price is directly affected by the amount of the Company's Relevant Liabilities at the Closing Date, the Company and the Shareholders have expressly agreed that between the date of this Agreement and the Closing Date the Company will not retire or otherwise reduce such liabilities other than in the ordinary course of the Company's Business and consistent with past practice. The Closing Balance Sheet shall be final and binding on the parties unless within sixty (60) days after receipt of the Closing Balance Sheet, the Shareholders' Representative or the Purchaser shall have delivered to the Purchaser or Shareholders' Representative, respectively, a detailed statement describing any objections to the Closing Liability Statement. The Purchaser and the Shareholders' Representative will use their best efforts to resolve any such objections. If final resolution is not obtained within thirty (30) days, the Purchaser and the Shareholders' Representative will refer the matters in dispute to a neutral accountant acceptable to the Company and the Shareholders' Representative (the "Independent Accountants") to resolve any remaining objections. If any unresolved objections are submitted to the Independent Auditors for resolution as provided above, the Purchaser on the one hand and the Shareholders on the other will share equally its fees and expenses.

          7.7 Operating Results Purchase Price Adjustment. The Cash Consideration otherwise payable under this Agreement shall be reduced by an amount equal to the greater of the following:

               (a) The product of (i) the shortfall (if any) between the number of the Company's Bona Fide Pagers on the Closing Date and 142,500, multiplied by (ii) $196.

               (b) The product of (i) the shortfall (if any) between the Company's average monthly recurring revenue for the most recent three month period ending on the 20th of the month, which date shall be the latest such date prior to the Closing Date and $610,000, multiplied by (ii) 45.16. For this purpose, "average monthly recurring revenue" shall be defined as the income currently classified as the sum of the following components from the Company's Income Statement (in the form reflected on the December 20, 1995 Income Statement): Wholesale Paging, Long Distance Income, Long Distance-LEC, Retail Paging, Pager Maintenance, and Answering Service, less Deferred Revenue (such calculation of average monthly recurring revenue being in accordance with the example attached hereto as Exhibit C). The reduction, if any, in the Cash Consideration pursuant to this Section 7.7(b) shall be subject to estimation as of the Closing Date, final determination and payment with interest in accordance with the principles and procedures set forth in Section 7.6.

          7.8 Closing. The Closing of this Agreement shall take place at the offices of Caolo, Bell & Nunnally L.L.P., 3232 McKinney Avenue, Suite 1400, Dallas, Texas 75204 beginning at 10:00 a.m. on the date which is ten (10) business days after a Final Order is obtained for all of the Licenses set forth on Section 2 to Attachment #4 to Schedule 10.1(a), or at such other time and place as may be agreed upon by the Purchaser and the Company (the "Closing Date"); provided, that if all of the conditions specified in this agreement have not been satisfied or waived as of such date, the Closing shall be postponed until two (2) business days following the satisfaction or waiver of all of the conditions of this Agreement. In accordance with Section 13.7 of this Agreement, this Agreement may be terminated at the election of the Purchaser or the Company if Closing does not occur on or before July 31, 1996; provided, however, that in the event the sole conditions to closing under Sections 8 and 9 which have not been satisfied or waived by the applicable party shall relate to the failure by the FCC to issue Final Orders for one or more licenses in accordance with Sections 8.3 and 9.3, then the Closing may be postponed unilaterally by either the Purchaser or the Shareholders until the issuance of all such Final Orders, but in no event beyond December 31, 1996. In the event such Final Orders are not issued by September 30, 1996, then the parties shall postpone such Closing subject to the Purchaser using its best efforts to obtain such Final Orders and providing to the Shareholders' Representative written updates no less frequently than every two (2) weeks on obtaining such Final Orders. If the Closing shall be postponed beyond July 31, 1996, all conditions to Closing of any party not relating directly to the failure to obtain such Final Orders shall be deemed for all purposes and forever to have been satisfied.

     8. CONDITIONS TO METROCALL'S AND THE PURCHASER'S OBLIGATIONS. Unless waived by Metrocall and the Purchaser in writing in their sole discretion, all obligations of Metrocall and the Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          8.1  Representations, Warranties and Covenants.

               (a) The representations and warranties of the Company and the Shareholders contained in Section 3 and of the Shareholders contained in
Section 4 of this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made or given as of a specific date which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.

               (b) The Company and the Shareholders shall have performed and complied in all material respects with all of their agreements, covenants and conditions required by this Agreement to be performed or complied with by any of them prior to or at the Closing Date.

               (c) The Company and each of the Shareholders shall have delivered to the Purchaser a certificate, in the case of the Company, signed by the President of the Company, and in the case of each Shareholder, signed by the Shareholder, certifying the fulfillment of the conditions set forth in this Section 8.1.

          8.2 Opinion of Counsel. The Company and the Shareholders shall have delivered to the Purchaser an opinion of Caolo, Bell & Nunnally L.L.P., dated the Closing Date, addressed to the Purchaser and in a form reasonable and customary for the closing of a transaction such as the Merger.

          8.3 Approvals of Governmental Authorities. All FCC and other governmental approvals necessary or advisable in the opinion of the Purchaser's counsel to consummate the transactions contemplated by this Agreement shall have been received and be Final Orders and shall not contain any provision which, in the reasonable judgment of the Purchaser, is unduly burdensome or could have a Material Adverse Effect.

          8.4 No Adverse Proceedings or Events. No suit, action or other proceeding against the Company or the Purchaser, or their respective officers or directors, or any of the Shareholders (other than a suit, action or proceeding in connection with the exercise of dissenters' or appraisal rights by one or more Shareholders), shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

          8.5 Consents and Actions; Contracts. All requisite consents of any third parties and other actions which the Company or the Shareholders have covenanted to use their reasonable efforts to obtain and take under Section 6.3 hereof shall have been obtained and completed in all material respects, except for consents the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect.

          8.6 Resignation of Officers and Directors. If and to the extent requested by the Purchaser, the existing officers and directors of the Company shall have submitted resignations to be effective immediately after the Closing is completed.

          8.7 Other Evidence. The Purchaser shall have received from the Company and the Shareholders such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of proceedings of the board of directors and Shareholders of the Company, as the Purchaser reasonably shall request.

          8.8 No Material Adverse Change. Since the date of the execution of this Agreement there shall not have occurred an event or condition which has resulted in a material Adverse Change.

          8.9 Hart-Scott-Rodino Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under HSR shall have expired.

          8.10 Pagers. The number of Bona Fide Pagers shall not be less than 140,000.

          8.11 Certificate. The Company shall have provided to Purchaser a letter certifying (i) the number of the Company's Bona Fide Pagers or that such number exceeds 142,500, as approved by Purchaser prior to the Closing Date and (ii) the Company's monthly recurring revenue for the three month period contemplated in Section 7.7(b) or that such revenue exceeds $610,000.

          8.12 License Compliance. The Company shall have remedied the failure of a License listed on Section 3 to Attachment #4 to Schedule 10.1(a) to be in full force or effect, or of the Company to be in compliance with a License listed on Section 3 to Attachment #4 to Schedule 10.1(a). Further, the Company shall have completed in all material respects the tasks described on Schedule 8.12, attached hereto.

     9. CONDITIONS TO THE COMPANY'S AND THE SHAREHOLDERS' OBLIGATIONS. Unless waived by the Company and the Shareholders, all obligations of the Company and the Shareholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          9.1  Representations, Warranties and Covenants.

               (a) The representations and warranties of Metrocall and Purchaser contained in Section 2 of this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.

               (b) The Purchaser shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

               (c) The Purchaser shall have delivered to the Company and the Stockholders a certificate of its president or any vice president certifying the fulfillment of the conditions set forth in this Section 9.1.

          9.2 Opinion of Counsel to Purchaser. The Purchaser shall have delivered to the Company and the Shareholders an opinion of the Purchaser's counsel, Piper & Marbury L.L.P., dated the Closing Date, addressed to the Company and in a form reasonable and customary for the closing of a transaction such as the Merger.

          9.3 Approvals of Governmental Authorities. All FCC and other governmental approvals necessary or advisable in the opinion of the Company's counsel to consummate the transactions contemplated by this Agreement shall have been received and be Final Orders and shall not contain any provision which, in the reasonable judgment of the Company, is unduly burdensome or could have a Material Adverse Effect.

          9.4 No Adverse Proceedings or Events. No suit, action or other proceeding against Metrocall or the Purchaser, or their respective officers or directors, or any of the Shareholders (other than a suit, action or proceeding in connection with the exercise of dissenters' or appraisal rights by one or more Shareholders), shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, and such suit, action or other proceeding has a substantial possibility of success.

          9.5 Consents and Actions. All requisite consents of any third parties and other actions which the Purchaser has covenanted to use its reasonable efforts to obtain and take under Section 5.5 of this Agreement shall have been obtained and completed except for consents the failure to obtain which would not, individually or in the aggregate, be materially adverse to the business, financial condition, assets, liabilities, prospects or results of operation of Purchaser or Metrocall.

          9.6 Other Evidence. The Company and the Shareholders shall have received from the Purchaser such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of proceedings of the board of directors of the Purchaser, as the Company and the Shareholders reasonably shall request.

          9.7 No Material Adverse Change. Since the date of the execution of this Agreement there shall not have occurred a change or effect that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, liabilities, prospects or results of operation of Purchaser or Metrocall.

          9.8 Hart-Scott-Rodino Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under HSR shall have expired.

          9.9   Registration Rights Agreement.    Metrocall and the
Shareholders shall have entered into a Registration Rights Agreement substantially in the form of Exhibit D, attached hereto.

     10.  INDEMNIFICATION.

          10.1 Indemnification by the Shareholders.

               (a) Company Indemnification Event. Except as otherwise limited by this Section 10, each of the Shareholders hereby covenants and agrees to indemnify and hold harmless Metrocall and the Purchaser and their officers, directors, employees, agents, successors and assigns from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by any of them (hereinafter a "Purchaser Loss"), arising out of or resulting from the occurrence of one or more of the items listed below; provided, however, that the indemnification and hold harmless obligations contained in this Section 10.1(a) shall be several and not joint among the Shareholders, such that each Shareholder is responsible for only a portion of each Purchaser Loss equal to a fraction, the numerator of which is the number of shares of Company Common Stock held by such Shareholder on the Closing Date, and the denominator of which is the total number of shares of Company Common Stock outstanding on the Closing Date:

                    (i) the breach of, or any inaccuracy in, the representations and warranties of the Company and the Shareholders set forth in Section 3 hereof;

                    (ii) the breach of any covenant or agreement of the Company or the Shareholders contained in Section 6 or elsewhere herein or in any document delivered hereunder at the Closing; or

                    (iii) any of the specific events set forth on Schedule 10.1(a) hereto.

               (b) Shareholder Indemnification Event. Except as otherwise limited by this Section 10, each of the Shareholders hereby covenants and agrees to indemnify and hold harmless Metrocall and the Purchaser and their officers, directors, employees, agents, successors and assigns from each Purchaser Loss arising out of or resulting from the occurrence of one or more of the items listed below; provided, however, that the indemnification and hold harmless obligations contained in this Section 10.1(b) shall be limited solely to the Shareholder with respect to which such specific event has occurred:

                    (i) the breach of, or any inaccuracy in, the representations and warranties of the Shareholders set forth in Section 4 hereof; or

                    (ii) any of the specific events set forth on Schedule 10.1(b) hereto.

          10.2 Indemnification by Purchaser. Except as otherwise limited by this Section 10, the Shareholders and their officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Metrocall and the Purchaser from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by any of them (hereinafter, a "Shareholder Loss") arising out of or resulting from:

               (a) the breach of any representation or warranty by Metrocall or the Purchaser contained herein or in any document delivered hereunder at the Closing;

               (b) the breach of any covenant or agreement by Metrocall and the Purchaser contained in Section 5 or elsewhere herein or in any document delivered hereunder at the Closing; or

               (c) any of the specific events set forth on Schedule 10.2 hereto.

          10.3 General Indemnification Provisions.

               (a) For the purposes of this Section 10.3, the term "Indemnitee" shall refer to the person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 10.1 or 10.2, as the case may be; the term "Indemnitor" shall refer to the person having the obligation to indemnify pursuant to such provisions; and "Losses" shall refer to the "Shareholder Losses" or the "Purchaser Losses," as the case may be.

               (b) An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within ten (10) business days after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

               (c) The obligations and liabilities of an Indemnitor under this Section 10 with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this
Section 10 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: the Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that it shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnitee and confirms that the Third Party Claim is one with respect to which the Indemnitor is obligated to indemnify. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim which involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld. Similarly, no Third Party Claim may be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld.

          10.4 Waiver of Contribution and Reimbursement. The Shareholder Indemnitors shall have no right to seek contribution or reimbursement from the Company in the event that the Shareholder Indemnitors are required to make any payments under this Section 10.

          10.5 Limitations. Metrocall and the Purchaser shall not be entitled to indemnification hereunder (i) until such time as a single Purchaser Loss or an aggregate of several Purchaser Losses exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00), at which time Metrocall and the Purchaser shall be entitled to indemnification for all Purchaser Losses in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00), (ii) from any Shareholder in excess of the portion of Purchase Price which is paid to such Shareholder or (iii) with respect to any Purchaser Loss arising out of or resulting from any action or failure to act of the Company or any Shareholder requested in writing by the Purchaser.

     11. SURVIVAL. The representations and warranties of Company set forth herein shall terminate upon the Closing. The representations and warranties of the Shareholders set forth in Sections 3 and 4 hereof and of Metrocall and the Purchaser in Section 2 hereof shall survive the Closing for a period of eighteen (18) months, regardless of any investigation made by the party making claim hereunder. All covenants of the parties that are to be performed on or before Closing shall terminate upon Closing. All covenants of the parties that are to be performed after Closing shall continue in effect and shall expire in accordance with their respective terms. all indemnification and hold harmless obligations arising out of the events listed on Schedules 10.1(a), 10.1(b) and 10.2 shall survive the Closing for a period of eighteen
(18) months, except that as to tax matters under Attachment #6 to Schedule 10.1(a) the indemnification and hold harmless obligations shall survive the Closing for the period of the applicable statute of limitations. If written notice of a claim has been given by a party prior to the expiration of eighteen (18) months following the Closing Date (or prior to the applicable statute of limitations with respect to tax matters), then the relevant representation, warranty or other obligation shall survive as to such claim until the claim has been finally resolved.

     12.  SHAREHOLDERS' REPRESENTATIVE

          12.1 Designation.  Subject to the terms and conditions of this
Section 12, Frederick L. Bush (the "Shareholders' Representative") is designated by each of the Shareholders to serve, and Metrocall and the Purchaser hereby acknowledge that the Shareholders' Representative shall serve as the sole representative of the Shareholders from and after the date of this Agreement with respect to the matters set forth in this Agreement, the Deposit Escrow Agreement and the Indemnification Escrow Agreement.

          12.2 Authority. Each of the Shareholders, by adoption of this Agreement by the Shareholders at the special shareholders meeting held to approve the transactions contemplated by this Agreement, will, effective as of the date of this Agreement, irrevocably appoint the Shareholders' Representative as the agent and attorney-in-fact for such Shareholder for all purposes of this Agreement, the Deposit Escrow Agreement and the Indemnification Escrow Agreement, including full power and authority on such Shareholder's behalf (i) to take all actions which the Shareholders' Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any adjustments to the Purchase Price pursuant to Section 7 of this Agreement and any claims for indemnification pursuant to Section 10 of this Agreement, including to sue, defend, negotiate, settle, compromise and otherwise handle any such adjustments to the Purchase Price and any such claims for indemnification made by or against, and other disputes with, Purchaser pursuant to this Agreement or any of the agreements or transactions contemplated hereby, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as the Shareholders' Representative shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to provide for all expenses incurred in connection with the administration of the foregoing to be paid by directing the escrow agent under the Deposit Escrow Agreement or the Indemnification Escrow Agreement and/or the Shareholders to pay (or to reimburse the Shareholders' Representative for) such expenses in the amounts determined by applying the procedures specified in Section 12.5 below, (iv) to direct the applicable escrow agent under the Deposit Escrow Agreement or the Indemnification Escrow Agreement to disburse any funds in such accounts upon termination of such agreements in accordance with their respective terms, (v) to accept and receive notices pursuant to this Agreement, the Deposit Escrow Agreement and Indemnification Escrow Agreement, (vi) to amend and grant consents and waivers after the Closing under this Agreement, the Deposit Escrow Agreement and the Indemnification Escrow Agreement, and (vii) to take all other actions and exercise all other rights which the Shareholders' Representative (in his sole discretion) considers necessary or appropriate in connection with this Agreement, the Deposit Escrow Agreement and the Indemnification Escrow Agreement. Each of the Shareholders agree that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Shareholders' Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Shareholder. All decisions and acts by the Shareholders' Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

          12.3 Resignation.  In the event that the Shareholders'
Representative shall resign or be unable to serve for any reason, George W. Bush shall be deemed to be the Shareholders' Representative for all purposes of this Agreement, the Deposit Escrow Agreement and the Indemnification Escrow Agreement.

          12.4 Exculpation. Neither the Shareholders' Representative nor any agent employed by him shall be liable to any Shareholder relating to the performance of his duties under this Agreement, the Deposit Escrow Agreement or the Indemnification Escrow Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction that the actions taken or not taken by the Shareholders' representative constituted fraud or were taken or not taken in bad faith. The Shareholders' Representative shall be indemnified and held harmless by the Shareholders, all in the amounts determined by applying the procedures specified in Section 12.5 below, against all expenses (including attorneys' fees), judgments, fines and other amounts paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholders' Representative is made a party by reason of the fact that he was acting as the Shareholders' Representative pursuant to this Agreement, the Deposit Escrow Agreement and the Indemnification Escrow Agreement; provided, however, that the Shareholders' Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of jurisdiction that the actions taken or not taken by the Shareholders' Representative constituted fraud or were taken or not taken in bad faith. The Shareholders' Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith on any matter.

          12.5 Allocation of Payments. Whenever the Shareholders are obligated to make any payments under this Section 12, each Shareholder shall be obligated to make such portion of any such payment that is equal to the Shareholder's pro-rata percentage interest held by such Shareholder in accordance with Schedule 1 to this Agreement, as calculated by the Shareholders' Representative, and in accordance with this Agreement, the Deposit Escrow Agreement and the Indemnification Escrow Agreement.

     13.  MISCELLANEOUS

          13.1 Confidentiality; Publicity. Each of the parties hereto agrees not to disclose or use, and agrees to cause its representatives not to disclose or use, any confidential information relating to any other party hereto, including without limitation, any aspect or fact relating to the parties' negotiation concerning this transaction or the existence and contents of this Agreement. Any information furnished to, or obtained by, any party hereto, its employees, officers, directors, shareholders, attorneys, accountants, lender and authorized representatives, as a result of its investigations or otherwise in connection with the Merger, shall be treated as confidential and shall be made available only to employees, officers, directors, shareholders, attorneys, accountants, lenders and authorized representatives who have a need to know and who have agreed to maintain the confidentiality of such information except (a) to the extent such information is or becomes otherwise public or generally available to the public other than as a result of a disclosure by such party or its representatives or (b) as required by law. Any such confidential information shall be used by the applicable party solely for the purpose of the above-referenced investigation. In the event the Merger does not occur, each party shall return to the other parties all written confidential information furnished by the other parties to it or him and will not thereafter use, for any purposes whatsoever, such confidential information, or disclose any such confidential information. The parties understand and agree that money damages would not be a sufficient remedy for the breach of any of the terms of this Section 13.1 by the parties or any of their respective employees, agents, consultants, directors or shareholders, and that the parties shall be entitled to specific performance and injunctive relief, in addition to all other remedies otherwise available, at law or equity, including reasonable attorneys' fees. Prior to the Closing, Metrocall, the Purchaser, the Company and the Shareholders agree not to issue any statement or communication to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that each party shall be permitted, upon prior, written notice to the other, to make such disclosures to the public or such governmental entities as its counsel reasonably should deem necessary to maintain compliance with applicable laws.

          13.2 Non-Compete.  (a)  The following terms when used in this
Section 13.2 shall have the following meanings:

     "Competition" means the Company's Business as it is now operated.

     "Directly or Indirectly" means as an individual, member, partner, shareholder, director, officer, principal, agent or employee.

     "Person" means an individual, corporation, partnership, joint venture, trust or other entity.

     "Restricted Territory" means the State of Texas.

               (b) Each of George W. Bush and Frederick L. Bush (the "Restricted Persons") agrees that he shall not, for a period of three (3) years after the date hereof, Directly or Indirectly, engage in any Competition in the Restricted Territory; provided, that the Restricted Persons may, without violating this covenant own as a passive investment not in excess of 10% of the voting interests of a corporation, partnership, joint venture, trust or other entity which engages in Competition.

               (c) The Restricted Persons shall not, Directly or Indirectly, for themselves or on behalf of any other person induce or attempt to induce any employee of the Company to leave his or her employment with the Company at any time within three years from the Closing Date, provided, however, that general solicitation through the mass media not directed specifically at any of the Company's employees shall not violate this Section 13.2(c).

               (d) The Restricted Persons acknowledge that in view of the nature of the Company's Business and the business objectives of Purchaser in acquiring it, and the consideration paid to the Restricted Persons therefor, the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of Purchaser and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial and/or time limitation shall be enforced.

               (e) The Restricted Persons further acknowledge that the remedy at law for any breach by them of the agreements contained in this Section 13.2 will be inadequate and that the Purchaser will be entitled to seek injunctive relief without being required to prove actual damages or post bond. This
Section 13.2 constitutes an independent and severable covenant and if any or all of the provisions of this Section 13.2 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect.

               (f) The parties agree that for federal income tax purposes each party will report an allocation of One Thousand and No/100 Dollars ($1,000.00) of the Purchase Price to the covenants contained in this Section 13.

          13.3 Non-Interference Agreement. The Restricted Persons covenant and agree that they will not, for a period of three years after the Closing, Directly or Indirectly, for whatever reason, whether for their own account or for the account of any other Person: (i) solicit, deal with or otherwise interfere with any of the Company's Business or its existing or potential contracts or relationships with any then-current affiliate, employee, officer, director or any independent contractor; (ii) solicit, accept, deal with or otherwise interfere with the continuance of supplies to Company (or the terms relating to such supplies), from any material suppliers who have been supplying goods, materials or services to Company at any time during the last twelve months prior to the date of this Agreement; (iii)interfere with the Company's Business or Company's contracts or relationships with any independent contractor, customer, client or consultant of the Company; or (iv) interfere with any contract between the Company and any other party whatsoever.

          13.4 Cooperation. The Restricted Persons agree both before and after the Closing hereunder (i) to cooperate reasonably with Purchaser to assure that each supplier and customer of the Company's Business will continue to do business with the Purchaser on substantially the same terms and conditions subsequent to the Closing Date as such supplier or customer did with the Company before such date and (ii) to cooperate reasonably with Purchaser in order to effect the transfer of, and assure Purchaser of the continued benefit and full enjoyment of, the Company's Business. The Purchaser shall reimburse reasonable expenses (incurred in time and/or money) of cooperation by the Shareholders under this Section 13.4.

          13.5 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay all of its expenses relating hereto, including fees and disbursements of its counsel, accountants and financial advisors, whether or not the transactions hereunder are consummated (it being understood that the Shareholders will bear, and will not cause the Company to pay, any expenses incurred by or on behalf of the Shareholders; provided, however, that the fees and expenses of Caolo, Bell & Nunnally, L.L.P. and FCC Counsel, if any, associated with the Merger shall be paid by the Company).

          13.6 Notices. Except as otherwise provided herein, all notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and,

               (a)  if to the Purchaser, shall be addressed to:

                    Metrocall, Inc.
                    6677 Richmond Highway
                    Alexandria, Virginia 22306
                    Attn:  Vincent D. Kelly, Vice President and CFO
                    Fax: (703) 768-5407

                    with a copy to:

                    Piper & Marbury L.L.P.
                    36 South Charles Street
                    Baltimore, Maryland  21201
                    Attn:  George P. Stamas, Esq. or John B. Watkins, Esq.
                    Fax:  (410) 576-1688

               (b)  if to the Company, shall be addressed to:

                    Parkway Paging, Inc.
                    1200 Commerce Drive
                    Suite 110
                    Plano, Texas 75093
                    Attn:  F. L. Bush, Executive Vice President
                    Fax: (214) 326-1138

               with a copy to:

                    Caolo, Bell & Nunnally L.L.P.
                    3232 McKinney Avenue, Suite 1400
                    Dallas, Texas 75204
                    Attn: James A. Skochdopole, Esq.
                    Fax: (214) 740-1450

               (c) if to the Shareholders, shall be addressed to the Shareholders' Representative at:

                    Frederick L. Bush
                    3532 Colgate
                    Dallas, Texas  75225
                    Fax:  (214) 326-1138
               with a copy to:

                    Caolo, Bell & Nunnally L.L.P.
                    3232 McKinney Avenue, Suite 1400
                    Dallas, Texas 75204
                    Attn: James A. Skochdopole, Esq.
                    Fax: (214) 740-1450

     All such notices, requests, demands or communications shall be mailed postage prepaid, certified mail, return receipt requested, or by overnight delivery or delivered personally, or by fax or telegram, and shall be sufficient and effective when delivered to or received at the address so specified. Any party may change the address at which it is to receive notice by like written notice to the other parties.

          13.7 Termination. The parties, by mutual written consent, may terminate this Agreement at any time prior to the Closing and, unless otherwise specifically provided in such consent, any such termination shall be without liability on the part of any party hereto. Either Metrocall and the Purchaser, on the one hand, or the Company and the Shareholders, on the other, may elect to terminate this Agreement and the Merger in the event that any condition for the terminating party to close has not been met or waived by it or them in its or their sole discretion and the Merger shall not have become effective on or before July 31, 1996, or such later date determined in accordance with Section 7.8. Except as provided otherwise in the Deposit Escrow Agreement, any such termination shall be without liability to Metrocall, the Purchaser, the Company or the Shareholders, except to the extent that there shall have occurred a breach of a representation, warranty or covenant or any willful or intentional breach of this Agreement, as to each of which all legal remedies of the party adversely affected shall survive and be enforceable.

          13.8 Entire Agreement. This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, by and among the parties (including without limitation that binding letter of intent by and among the parties hereto dated January 29, 1996), and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.

          13.9 General. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the parties hereto.

This Agreement may not be assigned by any party hereto. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

          13.10 Further Assurances. From time to time, at a party's request and without further consideration, the other parties shall execute and deliver such documents and take such other action as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

          13.11 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representations, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

          13.12 Metrocall Guarantee. Metrocall hereby unconditionally guarantees the payment, performance and accuracy of all of the obligations, representations, warranties, agreements and covenants of Purchaser as set forth in this Agreement, and the documents contemplated hereby. Any breach of such obligations, representations, warranties, agreements and covenants by Purchaser shall entitle the Shareholders and the Company to all remedies against Metrocall available under this Agreement, and the documents contemplated hereby.

          13.13 Schedules and Attachments. The disclosure of an item in a Schedule or Attachment to this Agreement shall be deemed to be a disclosure of such item on any other applicable Schedule or Attachment so long as such item is disclosed in sufficient detail to allow a reasonable determination that such item should be included on such other Schedule or Attachment. The Company shall add new Schedules and Amendments or amend and/or supplement the Schedules and Attachments hereto as necessary after the date hereof to disclose to Purchaser additional circumstances or events which would otherwise give rise to indemnification obligations. The Company and the Shareholders shall provide written notice (including a copy of the additional or amended or supplemented Schedule or Attachment affected thereby) of any such amendment or supplement as soon as practicable after the Company obtains Knowledge thereof. Upon receipt of such notification, the Purchaser shall have the right to terminate this Agreement pursuant to Section 13.7 as if the Company and/or the Shareholders had failed to fulfill on the Closing Date a condition to closing under Section 8 of this Agreement. In the event the Purchaser (i) consents to such amendment or supplement in writing, or (ii) fails to terminate this Agreement with ten (10) business days after the receipt of such notice, the affected Schedule or Attachment shall be deemed amended for all purposes (such that no Purchaser Loss shall occur in connection with the previous affected Schedule or Attachment or the absence of same).

     IN WITNESS WHEREOF, Metrocall, the Purchaser, the Company, the Executing Shareholders, and George W. Bush have caused this Agreement to be duly executed and their respective seals to be hereunto affixed as of the date first above written.


WITNESS:                                     METROCALL, INC.



/s/ VINCENT D. KELLY                         By: /s/ WILLIAM L. COLLINS, III
- - ----------------------------------              ------------------------------
Name: Vincent D. Kelly                       Name: William L. Collins, III
     -----------------------------                ----------------------------
                                             Title: Chief Executive Officer
                                                    and President
                                                   ---------------------------

WITNESS:                                     PPI ACQUISITION CORP.



/s/ VINCENT D. KELLY                         By: /s/ WILLIAM L. COLLINS, III
- - ----------------------------------              ------------------------------
Name: Vincent D. Kelly                       Name: William L. Collins, III
     -----------------------------                ----------------------------
                                             Title: Chief Executive Officer
                                                    and President
                                                   ---------------------------

ATTEST:                                      PARKWAY PAGING, INC.



/s/  F. L. BUSH                              By: /s/ GEORGE BUSH
- - ----------------------------------              ------------------------------
                                             Name: George Bush
Name:  F. L. Bush                                 ----------------------------
     -----------------------------           Title: President
                                                   ---------------------------

                                              /s/ GEORGE W. BUSH
                                             ---------------------------------
                                             George W. Bush, individually

                                             EXECUTING SHAREHOLDERS:


                                              /s/ FREDERICK L. BUSH
                                             ---------------------------------
                                             Frederick L. Bush, individually


                                             WINDLE & WINDLE INVESTMENTS, INC.


                                             By: /s/ RAY WINDLE
                                                ------------------------------
                                             Name:  Ray Windle
                                                  ----------------------------
                                             Title: General Partner
                                                   ---------------------------

                                              /s/ SHARLA A. BUSH
                                             ---------------------------------
                                             Sharla A. Bush, individually



                                             REX ARTHUR BUSH IRREVOCABLE TRUST,
                                             under an agreement dated
                                             December 1, 1991



                                             By: /s/ FREDERICK L. BUSH
                                                ------------------------------
                                                Frederick L. Bush, Trustee


                                             LAURA BARTLETT BUSH IRREVOCABLE
                                             TRUST, under an agreement dated
                                             December 1, 1991



                                             By: /s/ FREDERICK L. BUSH
                                                ------------------------------
                                                Frederick L. Bush, Trustee